Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BYNORDIC ACQUISITION CORPORATION", FILED IN THIS OFFICE ON THE SEVENTH DAY OF AUGUST, A.D. 2026, AT 1:50 O`CLOCK P.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

7772878 8100
SR# 20263997592

Authentication: 204768837
Date: 08-07-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:50 PM 08/07/2026
FILED 01:50 PM 08/07/2026
SR 20263997592 - File Number 7772878

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BYNORDIC ACQUISITION CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law

BYNORDIC ACQUISITION CORPORATION (the "*Corporation*"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is "***byNordic Acquisition Corporation***" The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 27, 2019 (the "*Original Certificate*"). An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 3, 2022 (the "*Amended and Restated Certificate of Incorporation*").

2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "*DGCL*").

4. The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option) and certain other amounts specified in the Corporation's registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the "*SEC*") on August 28, 2020, as amended (the "*Registration Statement*"), shall be deposited in a trust account (the "*Trust Account*"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by August 12, 2027, (the "*Termination Date*"), and (iii) the redemption of Offering Shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the "*Offering Shares*") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as "*Public Stockholders*."

5. The text of Section 9.1(c) of Article IX is hereby amended and restated to read in full as follows:

(c) The Board may by resolution, without another stockholder vote, elect to extend the Termination Date one month each time for twelve months until August 12, 2027, provided that, (i) the Corporation or the Sponsor (or one or more of the Sponsor's affiliates or permitted designees, the Sponsor or any such affiliate or designee being referred to as a "*Lender*") will deposit the lesser of (i) $10,000, or (ii) $0.04 per outstanding share of Public Stock into the Trust Account for each such extension, for an aggregate deposit of up to $120,000 (if all twelve additional monthly extensions are exercised), with any loans to the Corporation to fund deposits by the Corporation to the Trust Account or deposits into the Trust Account by the Lender on behalf of the Corporation being made in exchange for a non-interest bearing, unsecured promissory note issued by the Corporation to the Lender. If the Corporation completes its initial Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory notes or, to the extent such promissory notes are convertible into Class A Common Stock, convert a portion or all of the

amounts loaned under such promissory notes into additional Class A Common Stock at a price of $10.00 per share. If the Corporation does not complete a Business Combination by the Termination Date, the loans will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

IN WITNESS WHEREOF, byNordic Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 7th day of August 2026.

BYNORDIC ACQUISITION CORPORATION

By:	Thomas Fairfield
Name:	Thomas Fairfield
Title:	Chief Financial Officer